Exhibit 99.1

       Journal Register Company Reports Second Quarter Results;
                   Reaffirms 2004 Earnings Guidance

    TRENTON, N.J.--(BUSINESS WIRE)--July 16, 2004--Journal Register Company (NYSE: JRC) today reported net income of $14.8 million for the quarter ended June 27, 2004, as compared to net income of $13.9 million for the quarter ended June 29, 2003, an increase of 6.0 percent. Net income per diluted share was $0.35 for the quarter. Pre-tax net income for the quarter ended June 27, 2004 increased 9.6 percent to $24.3 million from $22.1 million in the prior year quarter.
    For comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's 2003 and 2004 acquisitions from the periods presented.
    Chairman, President and CEO Robert M. Jelenic stated, "We are very pleased with our second quarter financial results, which reflect strong growth in advertising revenues, EBITDA and net income. We also produced very strong free cash flow again this quarter. Our advertising revenue growth continues to be driven by classified advertising, particularly in the employment and real estate categories. Growth in our retail and national advertising revenue categories also contributed to our strong quarter."
    The Company recently announced its agreement to acquire 21st Century Newspapers, Inc., a privately-held operator of one of the largest newspaper clusters in the United States. The acquisition will expand Journal Register Company's footprint into affluent and growing suburban and community markets in Michigan, and includes four daily newspapers with combined average daily net paid circulation of approximately 137,500 and combined average Sunday net paid circulation of approximately 176,000 and 87 non-daily publications with approximately 1.5 million non-daily distribution. The 21st Century newspaper cluster will become Journal Register Company's second largest cluster based on revenues, after the Greater Philadelphia cluster. The Company currently expects the acquisition to be accretive to earnings in 2005 by approximately $0.02 to $0.03 per diluted share and accretive to free cash flow in 2005 by approximately $0.20 per diluted share, partially reflecting the utilization of the net operating loss carryforwards to be acquired.
    The Company reported that total revenues for the quarter ended June 27, 2004 were $107.7 million, as compared to total revenues for the prior year quarter of $104.2 million. On a same-store basis, total revenues for the second quarter of 2004 were $107.2 million, as compared to second quarter 2003 revenues of $104.2 million.
    Total advertising revenues for the second quarter of 2004 increased 4.8 percent to $81.5 million, as compared to $77.7 million for the second quarter of 2003. On a same-store basis, advertising revenues for the second quarter of 2004 increased 4.3 percent to $81.1 million as compared to $77.7 million for the 2003 quarter.
    Continuing, Jelenic said "We are particularly pleased with the strength of our advertising revenues in the second quarter in our two largest clusters, Greater Philadelphia and Connecticut, which were up
5.7 percent and 6.2 percent, respectively, on a same-store basis. Our Connecticut growth was led by the continued strength of our flagship, the New Haven Register, which reported advertising revenue growth of
7.7 percent during the second quarter, led by strength in classified employment, classified real estate, retail and national advertising revenues."
    Retail advertising revenues on a same-store basis for the second quarter of 2004 increased 1.8 percent as compared to the prior year quarter, driven by strong retail advertising revenue performance at the Company's Greater Philadelphia and Connecticut clusters, which were up 5.7 percent and 2.6 percent, respectively, as compared to the prior year quarter.
    Classified advertising revenue trends continued strong in the second quarter, up 6.4 percent on a same-store basis as compared to the second quarter of 2003. Growth in overall classified advertising revenues was driven by continued strength in classified employment advertising revenues, up 14.5 percent, and classified real estate advertising revenues, up 12.3 percent. Classified employment advertising revenues have increased year-over-year for each of the past nine periods, and the second quarter 2004 performance was the best year-over-year quarterly classified employment advertising revenue performance since the third quarter of 2000. Classified automotive advertising revenues remained soft, down 7.4 percent for the second quarter on a same-store basis as compared to the prior year quarter.
    Overall classified advertising revenues were strong in five of the Company's six clusters, with the Company's Capital-Saratoga cluster up
10.2 percent, the Connecticut cluster up 8.4 percent, the Greater Cleveland cluster up 8.1 percent, the Central New England cluster up
7.2 percent, and the Greater Philadelphia cluster up 5.4 percent. The gains in the Connecticut, Greater Cleveland, Central New England and Greater Philadelphia clusters were driven by strong classified employment and classified real estate advertising revenues, while the gains in the Capital-Saratoga cluster were driven by classified employment and classified automotive advertising revenues.
    National advertising revenues, on a same-store basis, were up 15.3 percent for the second quarter of 2004 as compared to the second quarter of 2003, led by the Company's Greater Cleveland cluster, up
25.3 percent, and the Company's Connecticut cluster, up 18.4 percent. This was the Company's best quarterly national advertising revenue performance since the fourth quarter of 2001, and was driven primarily by strength in the telecommunications and automotive categories.
    The Company's circulation revenues were $22.1 million for the second quarter of 2004, as compared to $22.2 million in the second quarter of 2003.
    Online revenues for the second quarter of 2004 increased approximately 20.5 percent to $1.4 million as compared to the second quarter of 2003, driven primarily by growth in the classified in-column, classified employment and special sections categories. The Company's websites generated approximately 32.7 million page views during the second quarter, an increase of 13.9 percent as compared to the prior year quarter.
    The Company reported EBITDA for the second quarter of $31.1 million, an increase of 4.2 percent as compared to EBITDA of $29.8 million in the second quarter of 2003.
    On a same-store basis, the Company's non-newsprint cash operating expenses for the second quarter of 2004 increased 2.1 percent as compared to the prior year quarter, reflecting costs associated with Sarbanes-Oxley Section 404 compliance and increases in insurance costs.
    The Company's newsprint expense increased 7.5 percent for the quarter as compared to the prior year quarter, on a same-store basis. This reflects an increase in unit cost of approximately nine percent partially offset by a decrease in consumption of approximately 1.5 percent on a same-store basis.
    Executive Vice President and Chief Financial Officer Jean B. Clifton noted, "We continue to capitalize on an improving economy to drive solid revenue gains while maintaining strict financial discipline. Our strong financial results reflect the strength of our business and our clustering strategy, which enables us to enhance the scope and content of our local news and local sports while continuing to generate general operating, production and back office synergies. As a result, we reported a year-over-year increase in pre-tax income of 9.6 percent and an increase in our net income of 6.0 percent."
    Continuing, Clifton stated, "Our business also continues to generate significant free cash flow, which was $18.0 million, or $0.42 per diluted share, for the quarter. Our priorities for the allocation of our free cash flow continue to be strategic acquisitions, debt reduction and share repurchases."
    Journal Register Company's net debt outstanding as of June 27, 2004 was $378.8 million, reflecting a reduction of $39.5 million during the six months ended June 27, 2004, and a reduction of $16.6 million in the second quarter.
    The Company's capital expenditures for the quarter were approximately $3.0 million and the Company continues to expect total capital expenditures to be approximately $16 million for the full year 2004, excluding any capital expenditures related to the acquisition of 21st Century Newspapers.
    The Company's effective tax rate for the quarter ended June 27, 2004 and the projected effective tax rate for the full year 2004 is
39.2 percent.
    As of July 15, 2004, the Company had approximately 42.0 million shares of common stock outstanding.
    Looking at the remainder of 2004, Jelenic said, "Based on our current projections, and excluding the impact of our recently announced acquisition of 21st Century Newspapers, we presently expect to report earnings within the current ranges of analysts' estimates for the third quarter and full year 2004, which are $0.28 to $0.30 per diluted share and $1.20 to $1.26 per diluted share, respectively."
    The Company's second quarter 2004 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.
    Journal Register Company is a leading U.S. newspaper publishing company that currently owns 23 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 240 non-daily publications. Journal Register Company currently operates 161 individual Web sites, which are affiliated with the Company's daily newspapers and non-daily publications, and can be accessed at www.journalregister.com. All of the Company's current operations are strategically clustered in six geographic areas:
Greater Philadelphia; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S. Journal Register Company has also recently announced the acquisition of 21st Century Newspapers, Inc., which, when completed, will add a seventh cluster in Michigan, including four daily newspapers, 87 non-daily publications and 24 Web sites to the Company's holdings.
    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA and Free Cash Flow figures in this release are non-GAAP financial measures. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the following financial summary for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

                       JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                                 Thirteen Weeks     Twenty-six Weeks
                                     Ended               Ended
                               ------------------- -------------------
                                6/27/04   6/29/03   6/27/04   6/29/03
                               --------- --------- --------- ---------
Revenues:
  Advertising                  $ 81,459  $ 77,725  $154,136  $147,482
  Circulation                    22,107    22,245    44,608    44,962
                               --------- --------- --------- ---------
Newspaper revenues              103,566    99,970   198,744   192,444
Commercial printing and other     4,085     4,190     8,065     8,348
                               --------- --------- --------- ---------
Total revenues                  107,651   104,160   206,809   200,792
Operating expenses:
  Salaries and employee
   benefits                      39,438    39,069    78,687    77,919
  Newsprint, ink and printing
   charges                        8,162     7,728    15,870    15,174
  Selling, general and
   administrative                14,324    13,059    27,798    26,024
  Depreciation and
   amortization                   3,678     3,914     7,389     7,764
  Other                          14,643    14,477    29,484    28,650
                               --------- --------- --------- ---------
Total operating expenses         80,245    78,247   159,228   155,531
Operating income                 27,406    25,913    47,581    45,261
Net interest expense and other   (3,128)   (3,770)   (6,463)   (7,729)
                               --------- --------- --------- ---------
Income before provision for
 income taxes                    24,278    22,143    41,118    37,532
Provision for income taxes        9,518     8,212    16,111    13,798
                               --------- --------- --------- ---------
Net income                     $ 14,760  $ 13,931  $ 25,007  $ 23,734
                               ========= ========= ========= =========
Net income per common share
  Basic                        $   0.35  $   0.34  $   0.60  $   0.57
  Diluted                      $   0.35  $   0.34  $   0.59  $   0.57
Weighted-average shares
 outstanding:
  Basic                          41,938    41,137    41,852    41,286
  Diluted                        42,693    41,566    42,635    41,618

Other Data:
  Net income                   $ 14,760  $ 13,931  $ 25,007  $ 23,734
   Add: Provision for income
    taxes                         9,518     8,212    16,111    13,798
   Add: Net interest expense
    and other                     3,128     3,770     6,463     7,729
                               --------- --------- --------- ---------
  Operating income               27,406    25,913    47,581    45,261
   Add: Depreciation and
    amortization                  3,678     3,914     7,389     7,764
                               --------- --------- --------- ---------
  EBITDA                       $ 31,084  $ 29,827  $ 54,970  $ 53,025
  EBITDA Margin                      29%       29%       27%       26%
   Less: Capital
    expenditures                 (3,017)   (6,482)   (5,070)   (8,676)
   Less: Interest expense        (3,088)   (3,765)   (6,397)   (7,701)
   Less: Cash income taxes(1)    (7,008)   (5,693)  (11,554)   (9,694)
                               --------- --------- --------- ---------
  Free Cash Flow               $ 17,971  $ 13,887  $ 31,949  $ 26,954
  Free Cash Flow per diluted
   share                       $   0.42  $   0.33  $   0.75  $   0.65

Notes:

(1) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the pre-tax income for each period presented, without regard to the actual timing of such payment.



    CONTACT: Journal Register Company
             Executive Vice President and
             Chief Financial Officer
             Jean B. Clifton, 609-396-2200